--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 1, 2002



                             TXU US HOLDINGS COMPANY
                         (FORMERLY TXU ELECTRIC COMPANY)


             (Exact Name of Registrant as Specified in its Charter)



           TEXAS                     1-11668                   75-1837355
      (State or Other              (Commission              (I.R.S. Employer
      Jurisdiction of              File Number)            Identification No.)
       Incorporation)



            ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411 (Address of Principal Executive Offices, Including Zip Code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE - (214) 812-4600



--------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

ONCOR ELECTRIC DELIVERY COMPANY

      TXU US Holdings Company (US Holdings), formerly TXU Electric Company, is providing the following financial information to meet the ongoing needs of customers, counterparties and others for financial information concerning its regulated transmission and distribution business, Oncor Electric Delivery Company. Oncor Electric Delivery Company was formed in the fourth quarter of 2001 as TXU Electric Delivery Company and renamed Oncor Electric Delivery Company (Oncor) effective January 17, 2002. Oncor was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. The transmission and distribution businesses of US Holdings and TXU SESCO Company were transferred to Oncor, and the generation and certain retail operations of US Holdings were transferred to TXU Energy Company LLC (TXU Energy). Both Oncor and TXU Energy are wholly-owned subsidiaries of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU). Oncor is a regulated electric utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas.

      The relationships of the entities affected by the restructuring of US Holdings due to deregulation and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement), which provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy.

      On December 31, 2001, US Holdings filed a settlement plan with the Texas Public Utility Commission (Commission) that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that principally are related to deregulation. See Regulatory Settlement Plan in Note 3 to Financial Statements for more information. The settlement plan has the endorsement of the major customer groups in the state of Texas. Parties to the settlement plan include the Commission staff, the Office of Public Utility Counsel, a coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new retail electric provider (REP) for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the Commission, which has held a hearing and has received briefs from the parties. A decision could be made as early as April 18, 2002. While Oncor is unable to predict the outcome of these proceedings, under the Business Separation Agreement, TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation. Oncor does not believe that its net financial results will be materially affected if the settlement plan is not approved.

      The combined historical results of operations of Oncor and TXU Energy are essentially equivalent to the combined historical results of operations of the US Electric and US Energy segments of TXU, with the principal exception being the unallocated items discussed in the following paragraph.

      Certain expenses of US Holdings were not allocated to either Oncor or TXU Energy. These consisted primarily of legal, consulting and other costs associated with the restructuring of US Holdings ($25 million in 2001 and $36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at US Holdings ($24 million in 2001, $23 million in 2000 and $24 million in 1999).

      Oncor is managed as a single, integrated electric energy delivery business; consequently, there are no separate reportable business segments. The following is a description of Oncor's operations:

     Electric Transmission -- Oncor's electric transmission business provides non-discriminatory wholesale open access to Oncor's transmission facilities through business practices consistent with the standard of conduct rules enacted by the Commission. The transmission system transverses almost 200,000 square miles of Texas and consists of 4,698 circuit miles of 345-kilovolt (kV) transmission lines and 9,859 circuit miles of 138-kV and 69-kV transmission lines and over 900 substations. Oncor is connected by eight 345-kV lines to Reliant Energy

Incorporated; by three 345-kV, eight 138-kV and nine 69-kV lines to American Electric Power Company; by two 345-kV and eight 138-kV lines to the Lower Colorado River Authority; by four 345-kV and nine 138-kV lines to the Texas Municipal Power Agency; by two asynchronous High Voltage Direct Current interconnections to utilities in the Southwest Power Pool; and at several points with smaller systems operating wholly within Texas. Approximately 29,800 megawatts of generation capacity owned by Electric Reliability Council of Texas (ERCOT) market participants, including TXU Energy, is connected to the Oncor transmission system.

      Oncor is a member of ERCOT, which is an intrastate network of investor-owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electric power systems in Texas, the Independent System Operator
(ISO) of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

      Oncor's electric transmission business supports the operation of the ERCOT ISO and all ERCOT members. The transmission business has planning, design, construction, operation and maintenance responsibility for the transmission grid and for the load serving substations. The transmission business is participating with the ISO and other ERCOT utilities to plan, design and obtain regulatory approval for and construct new transmission lines necessary to increase bulk power transfer capability and to remove existing limitations on the ERCOT transmission grid.

      Transmission services are provided under tariffs approved by the Commission and the Federal Energy Regulatory Commission. Transmission service offers the use of the transmission system for delivery of power over facilities operating at 60,000 volts and above. Transformation service offers the use of distribution substation assets to transform voltage to below 60,000 volts. Other services offered by the transmission business include system impact studies, facilities studies, and maintenance of substations and transmission lines owned by other parties.

     Electric Distribution -- The Oncor distribution system distributes electricity for REPs in its certificated service area. These REPs provide electricity through Oncor to over 2.7 million end-use consumers (including 2.4 million residential consumers and 350,000 commercial and industrial businesses). The electric distribution business consists of the ownership, management, construction, maintenance and operation of the distribution network within Oncor's certificated service area. The number of distribution system connections within Oncor's service territory has been growing an average of more than 2% a year over the past several years. Operations include metering services, outage response services and call center operations. In some municipalities, operations also include operation of the street lighting systems. As part of the restructuring of the Texas utility market, metering services will be provided on a competitive basis beginning in January 2004 for commercial and industrial customers and at the latest by September 2005 for residential customers.

     The distribution business provides non-discriminatory open access to Oncor's distribution facilities through business practices consistent with the terms and conditions for retail delivery service enacted by the Commission. Effective January 1, 2002, most of the 2.7 million electricity consumers of US Holdings whose service was formerly regulated are free to choose from REPs who compete for their business. The competing REPs are now Oncor's primary customers.

      Oncor's distribution network receives electricity from the transmission grid through power distribution substations and distributes electricity to end users and wholesale customers through 2,863 distribution feeders. The Oncor distribution network consists of 54,873 miles of overhead primary conductors, 22,102 miles of overhead secondary and street light conductors, 11,624 miles of underground primary conductors and 6,864 miles of underground secondary and street light conductors. The majority of the distribution system operates at 25-kV and 12.5-kV.

      Distribution services are provided under tariffs approved by the Commission. New Commission rules and market protocols govern the commercial retail operations of distribution companies and other market participants.

      Most of Oncor's transmission and distribution lines have been constructed over lands of others pursuant to easements or along public highways and streets as permitted by law. The transmission and distribution networks transferred from US Holdings to Oncor on January 1, 2002 are currently subject to the lien of Oncor's mortgage and deed of trust.

FORWARD-LOOKING STATEMENTS

      This report and other presentations made by US Holdings contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although US Holdings believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to factors contained in the Forward-Looking Statements section of Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations in US Holdings' 2001 Form 10-K, as well as general industry trends; implementation of legislation passed during the 1999 session of the Texas Legislation designed to restructure the electric utility industry in Texas and other legislation; power costs and availability; changes in business strategy, development plans or vendor relationships; availability of qualified personnel; changes in, or the failure or inability to comply with, governmental regulations; changes in tax laws; access to facilities to meet changing demands; competition for new business opportunities; legal and administrative proceedings and settlements; significant changes in critical accounting policies material to Oncor; and actions of rating agencies, among other factors, that could cause the actual results of US Holdings or Oncor to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which such statement is made, and US Holdings undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for US Holdings to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

      The following financial information of Oncor is being filed by US Holdings for the purpose of providing historical financial information about Oncor's business after giving effect to the transactions described in the Notes to Financial Statements. Had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in the following financial statements. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented.


TABLE OF CONTENTS
--------------------------------------------------------------------------------

ONCOR ELECTRIC DELIVERY COMPANY FINANCIAL INFORMATION                     PAGE
                                                                          -----

   Independent Auditors' Report.........................................     5

   Statements of Combined Income for the years
   ended December 31, 2001, 2000 and 1999...............................     6

   Statements of Combined Cash Flows for the years
   ended December 31, 2001, 2000 and 1999...............................     7

   Combined Balance Sheets-December 31, 2001 and 2000...................     8

   Statements of Combined Shareholder's Equity for the years
   ended December 31, 2001, 2000 and 1999...............................     9

   Notes to Financial Statements........................................    10

Signature...............................................................    25

INDEPENDENT AUDITORS' REPORT

Oncor Electric Delivery Company:

We have audited the accompanying combined balance sheets of Oncor Electric Delivery Company (Oncor) and the businesses that comprise Oncor, as of December 31, 2001 and 2000, and the related statements of combined income, cash flows and shareholder's equity for each of the three years in the period ended December 31, 2001. The combined financial statements include the accounts of Oncor and related businesses as discussed in Note 1 to the financial statements. These businesses were operated by subsidiaries of TXU Corp. under common ownership and common management for the periods presented. These financial statements are the responsibility of Oncor's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Oncor and related businesses as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dallas, Texas
April 15, 2002

                         ONCOR ELECTRIC DELIVERY COMPANY
                          STATEMENTS OF COMBINED INCOME


                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                      2001          2000         1999
                                                                                      ----          ----         ----
                                                                                             MILLIONS OF DOLLARS

Operating revenues................................................                    $2,314      $ 2,081       $ 1,931
                                                                                      ------      -------       -------

Operating expenses
     Operation and maintenance....................................                       920          811          710
     Depreciation and amortization................................                       239          232          211
     Income taxes.................................................                       118          118          100
     Taxes other than income......................................                       543          436          423
                                                                                     -------      -------       ------
         Total operating expenses.................................                     1,820        1,597        1,444
                                                                                     -------      -------       ------

Operating income..................................................                       494          484          487

Other income (deductions)
      Other income (deductions)-- net.............................                         2            3           17
      Income tax expense..........................................                        (1)          (2)          (6)
                                                                                     -------      -------       ------
          Total other income (deductions).........................                         1            1           11
                                                                                     -------      -------       ------

Income before interest and other charges..........................                       495          485          498

Interest income...................................................                         -            1            2

Interest expense and other charges
     Interest.....................................................                       274          264          281
     Allowance for borrowed funds used during construction........                        (7)          (4)          (4)
                                                                                     -------      -------       ------
         Total interest expense and other charges.................                       267          260          277
                                                                                     -------      -------       ------

Net income........................................................                   $   228      $   226       $  223
                                                                                     =======      =======       ======


   See Notes to Financial Statements.

                         ONCOR ELECTRIC DELIVERY COMPANY
                        STATEMENTS OF COMBINED CASH FLOWS


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                  2001             2000             1999
                                                                                  ----             ----             ----
                                                                                            MILLIONS OF DOLLARS

Cash flows-- operating activities
     Net income.....................................................             $ 228            $ 226           $ 223
     Adjustments  to  reconcile  net income to cash  provided by operating activities:
         Depreciation and amortization .............................               324              316             246
         Deferred income taxes and investment tax credits-- net ....                33              (24)            137
       Changes in operating assets and liabilities:
         Accounts receivable........................................               (23)             (27)             65
         Accounts payable-- affiliates..............................                28              (60)             69
         Accounts payable-- trade...................................                --                2              --
         Interest and taxes accrued.................................                74                5             (79)
         Other-- net................................................                11                3             (38)
                                                                                 -----            ------          -----
                   Cash provided by operating activities...........                675              441             623
                                                                                 -----            -----           -----

Cash flows-- financing activities
     Increase in debt allocated from US Holdings....................               400              575              50
     Retirements/repurchases of debt allocated from US Holdings.....              (920)            (159)           (601)
     Repurchase of common stock of US Holdings allocated to Oncor...              (455)            (248)           (226)
     Advances from affiliates-- net.................................               964              (83)            686
     Debt premium, discount, financing and reacquisition expenses...               (55)              (4)            (23)
                                                                                 -----            -----           -----
         Cash provided by (used in) financing activities............              (66)              81             (114)
                                                                                 ------           -----           -----

Cash flows-- investing activities
     Capital expenditures...........................................              (635)            (517)           (489)
     Other..........................................................                39               12             (20)
                                                                                 -----            -----           -----
         Cash used in investing activities..........................              (596)            (505)           (509)
                                                                                 -----            -----           -----

Net change in cash and cash equivalents.............................                13               17               -

Cash and cash equivalents-- beginning balance.......................                22                5               5
                                                                                 -----            -----           -----

Cash and cash equivalents-- ending balance..........................             $  35            $  22           $   5
                                                                                 ======           =====           =====

See Notes to Financial Statements.


                         ONCOR ELECTRIC DELIVERY COMPANY
                             COMBINED BALANCE SHEETS


                                                                                                        DECEMBER 31,
                                                                                ----------------------------------------------------
                                                                                                    2001           2000
                                                                                                    ----           ----
                                                                                                    MILLIONS OF DOLLARS
                                     ASSETS

Current assets:
  Cash and cash equivalents............................................................            $  35          $  22
  Accounts receivable..................................................................              131            108
  Materials and supplies inventories-- at average cost.................................               38             32
   Prepayments.........................................................................               29             26
  Other current assets.................................................................                7              5
                                                                                                   -----          -----
     Total current assets..............................................................              240            193

Investments............................................................................               54             53
Property, plant and equipment-- net....................................................            5,802          5,445
Due from TXU Energy ...................................................................              787            182
Regulatory assets--
net................................................................                                1,605          2,266
Deferred debits and other assets.......................................................                7             10
                                                                                                   -----          -----
     Total assets......................................................................           $8,495         $8,149
                                                                                                  ======         ======

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Long-term debt due currently.........................................................            $ 370          $ 217
  Advances from affiliates.............................................................              108            842
  Accounts payable:
     Affiliates........................................................................               43             15
     Trade.............................................................................               50             50
  Customer deposits....................................................................               81             79
  Taxes accrued........................................................................              170             88
  Accrued interest.....................................................................               54             62
  Other current liabilities............................................................              130             90
                                                                                                   -----          -----
     Total current liabilities.........................................................            1,006          1,443

Accumulated deferred income taxes......................................................            1,204          1,117
Investment tax credits.................................................................               79             85
Other deferred credits and noncurrent liabilities......................................              223            220
Long-term debt, less amounts due currently.............................................            3,282          2,752

Contingencies (Note 10)

Shareholder's equity...................................................................            2,701          2,532
                                                                                                   -----          -----

     Total liabilities and shareholder's equity........................................           $8,495         $8,149
                                                                                                  ======         ======

See Notes to Financial Statements.


                         ONCOR ELECTRIC DELIVERY COMPANY
                   STATEMENTS OF COMBINED SHAREHOLDER'S EQUITY



                                                                                              DECEMBER 31,
                                                                                ---------------------------------------
                                                                                    200l         2000          1999
                                                                                    -----        -----          ----
                                                                                           MILLIONS OF DOLLARS

Balance at beginning of year..........................................             $2,532       $2,554        $2,557
   Net income.........................................................                228          226           223
   Repurchase of common stock of US Holdings allocated to Oncor.......               (455)        (248)         (226)
   Conversion of advances to capital..................................                396            -             -
                                                                                    -----        -----         -----
Balance at end of year................................................             $2,701       $2,532        $2,554
                                                                                   ======       ======        ======

See Notes to Financial Statements.


                         ONCOR ELECTRIC DELIVERY COMPANY
                          NOTES TO FINANCIAL STATEMENTS


1.   BUSINESS

     Oncor Electric Delivery Company (Oncor) was formed as a Texas corporation in the fourth quarter of 2001, originally as TXU Electric Delivery Company, and was renamed effective January 17, 2002. Oncor was created as a result of the deregulation of the electric utility industry in Texas, which became effective January 1, 2002. Oncor consists of the regulated electric transmission and distribution businesses transferred from TXU US Holdings Company (US Holdings), formerly TXU Electric Company, and TXU SESCO Company (TXU SESCO) effective January 1, 2002. Oncor is a wholly-owned subsidiary of US Holdings, which is a wholly-owned subsidiary of TXU Corp. (TXU).

     Oncor is a regulated electric utility engaged in the transmission and distribution of electric energy in the north-central, eastern and western parts of Texas. Oncor's transmission customers consist of municipalities, electric cooperatives and other distribution companies. Oncor's distribution customers consist of approximately 30 retail electric providers (REPs) in Oncor's certificated service area, including a subsidiary REP of TXU Energy Company LLC (TXU Energy), which is another wholly-owned subsidiary of US Holdings. Oncor is managed as a single, integrated electric energy delivery business; consequently, there are no separate reportable business segments.

     Business Restructuring - Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation required that, by January 1, 2002, each electric utility separate (unbundle) its business into the following: power generation operations, a REP and a transmission and distribution (T&D) company or separate T&D companies. (See Note 3 for information concerning restructuring of the electric utility industry in Texas.) As a result, TXU restructured certain of its businesses as of January 1, 2002 and began to participate in retail competition in the Texas electricity market on January 1, 2002.

     As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (Commission). This business separation plan and the March 2000 application to the Commission laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as amended and approved by the Commission on October 31, 2001, as of January 1, 2002, US Holdings transferred:

o    its regulated electric T&D business to Oncor;

o    its unregulated electric power generation business to TXU Energy; and

o    its retail customers to an unregulated subsidiary REP of TXU Energy.

     Also, on January 1, 2002 the regulated electric T&D business of TXU SESCO was transferred to Oncor.

     The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a master separation agreement executed in December 2001 (Business Separation Agreement).

     The diagrams below summarize TXU's principal US legal entities and their relationships before and after the restructuring.

[CHART OMITTED]


CHART
Organization Chart with 2 columns
Left Column
Title (centered over column) - BEFORE RESTRUCTURING
Top box, centered, labeled  - TXU
Next level - 2 boxes, labeled (left to right)-
  TXU Gas Company, TXU Electric Company
Next level  - 1 box (under first box), labeled - TXU Energy Trading Company

Right Column
Title (centered over column) - AFTER RESTRUCTURING
Top box, centered, labeled  - TXU
Next level - 2 boxes, labeled (left to right) - TXU Gas Company, US Holdings* Next level - 2 boxes under second box, labeled (left to right) -
  TXU Energy, Oncor
Next level - 3 boxes under first box, labeled (left to right) -
  TXU Generation Holdings Company LLC, TXU
Energy Trading Company LP, TXU Energy Retail Company LP


*Formerly TXU Electric Company


     Basis of Presentation and Combination - The businesses that form Oncor were operated as fully integrated utilities of US Holdings and TXU SESCO.

     Effective January 1, 2002, the T&D operations of US Holdings were unbundled and combined with the T&D operations of TXU SESCO to form Oncor. The combined financial statements of Oncor present the historical financial position, results of operations and cash flows of the T&D operations of US Holdings and TXU SESCO that were combined. These businesses were operated by subsidiaries of TXU under common ownership and common management for the periods presented.

     The financial information of US Holdings' T&D business included in the combined financial statements was derived from the historical financial statements of US Holdings. US Holdings maintained expense accounts for each of its component operations. However, revenues of US Holdings consisted of a bundled rate for all operations combined. Historical Oncor revenues were determined by unbundling the T&D component of revenues from US Holdings' bundled rate charged to customers. Allocation of revenues between TXU Energy and Oncor also reflected consideration of return on invested capital, which is regulated for Oncor. Expenses related to operations and maintenance and depreciation and amortization, as well as assets, such as property, plant and equipment, materials and supplies and fuel, were specifically identified by component operation and disaggregated. Various allocation methodologies were used to disaggregate common expenses, assets and liabilities between US Holdings' generation and T&D operations. Interest and other financing costs were determined based upon debt allocated. In connection with the Business Separation Agreement, Oncor and TXU Energy have agreed on how the related advances and intercompany accounts will be settled. This resulted in the reclassification of $437 million as an intercompany receivable from TXU Energy, to be paid over the term of the securitization bonds (see Note 3), with an offset to advances from affiliates. The amounts for prior years have been reclassified to conform to the current proposed settlement terms. There was no effect on earnings or shareholder's equity as a result of such reclassification. Certain other reclassifications have been made to the prior year assets, liabilities and cash flows to conform to the current year presentation.

     The financial information of TXU SESCO's T&D business included in the combined financial statements was derived from the separate historical financial statements of TXU SESCO.

     Certain expenses of US Holdings were not allocated to either Oncor or TXU Energy. These consisted primarily of legal, consulting and other costs associated with the restructuring of US Holdings ($25 million in 2001 and $36 million in 2000), as well as interest expense and preferred stock dividends related to debt and preferred stock, respectively, that will remain at US Holdings ($24 million in 2001, $23 million in 2000 and $24 million in 1999).

     Management believes that the allocation methodologies used are reasonable. Had Oncor actually existed as a separate entity, its results of operations and financial position could have differed materially from those included in the combined financial statements included herein. In addition, future results of Oncor's operations and financial position could differ materially from the historical results presented.

     The Business Separation Agreement provides, in general, that the economic impacts of the transition from a regulated to a competitive environment will be borne by TXU Energy, including stranded costs as finally determined and other related items. Oncor will collect from (or refund to) REPs, through a non-bypassable tariff (or credit), amounts associated with the unregulated businesses' transition to competition and remit to (or collect from) TXU Energy any such amounts which have not been securitized. These combined financial statements reflect the transfer from TXU Energy to Oncor of all regulatory assets and liabilities that would be subject to finalization at true-up of stranded costs, as required by the 1999 Restructuring Legislation, with a corresponding amount recorded as due from or to TXU Energy. Any changes to the regulatory assets and liabilities and any final determination of stranded costs at true-up will result in adjustments to the amount due from or to TXU Energy and will be reflected in earnings of TXU Energy as an extraordinary item in accordance with Statement of Financial Accounting Standards (SFAS) No. 101 "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71." (See Regulatory Settlement Plan in Note 3.)

2.   SIGNIFICANT ACCOUNTING POLICIES

     Combination -- The combined financial statements were prepared on the basis described above and are in conformity with accounting principles generally accepted in the United States of America. All intercompany items and transactions between the combined companies have been eliminated. All dollar amounts in the financial statements and notes to financial statements are stated in millions of US dollars unless otherwise indicated.

     Comprehensive Income -- There were no items affecting comprehensive income for the periods reported; therefore, comprehensive income is the same as net income.

     Use of Estimates -- The preparation of Oncor's financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the periods. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. In addition, see Note 1 for discussion of estimates used and methodologies employed to derive the combined financial statements.

     System of Accounts -- The accounting records of Oncor are maintained in accordance with the Federal Energy Regulatory Commission's Uniform System of Accounts as adopted by the Commission.

     Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over 40 years. Annual goodwill amortization of $0.8 million ceased after December 31, 2001 and remaining goodwill is subject to an impairment-based review procedure. (See Changes in Accounting Standards below.) At December 31, 2001 and 2000, goodwill of $25 million and $26 million, respectively, is included in investments and is stated net of accumulated amortization of $7 million and $6 million, respectively.

     Property, Plant and Equipment -- T&D property, plant and equipment is stated at original cost. The cost of T&D property additions includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction (AFUDC). Other property is stated at cost.

     Allowance For Funds Used During Construction -- AFUDC is a regulatory accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility plant being constructed. Oncor used AFUDC rates of 6.6% in 2001 and 9.0% in 2000 and 1999.

     Valuation of Long-Lived Assets -- Oncor evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Changes in Accounting Standards below for a discussion of changes in valuation criteria for long-lived assets effective January 1, 2002.

     Regulatory Assets and Liabilities -- The combined financial statements of Oncor reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The regulatory assets and liabilities include those that arose from US Holdings' and TXU SESCO's T&D operations and those assigned from US Holdings that arose from generation operations. (See Note 3.)

     Revenue Recognition -- Electric T&D sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity delivery service from the meter reading date to the end of the period.

     Depreciation of Property, Plant and Equipment -- Depreciation of electric utility plant is generally based upon an amortization of the original cost of depreciable properties on a straight-line basis over the estimated service lives of the properties. Depreciation of all other plant and equipment generally is determined by the straight-line method over the estimated useful life of the asset. Depreciation as a percent of average depreciable property approximated 2.9% for 2001, 2.9% for 2000 and 2.8% for 1999.

     Oncor capitalizes computer software costs in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." These costs are being amortized over periods ranging from five to seven years.

     Income Taxes -- Oncor's operations are included in the consolidated federal income tax return of TXU, and federal income taxes are allocated to subsidiaries of TXU based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS No. 109, "Accounting for Income Taxes", provide that regulated enterprises are permitted to recognize such deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

     Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

     Changes in Accounting Standards -- SFAS No. 133, "Accounting for
Derivative Instruments and Hedging Activities", as extended by SFAS No. 137 and amended by SFAS No. 138, became effective for Oncor on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value.

     Oncor had no derivatives at December 31, 2001 and 2000. Therefore, adoption of SFAS No. 133 as of January 1, 2001 had no effect on its combined financial statements.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for Oncor for transfers on or after April 1, 2001. SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures, which have been incorporated in the financial statements. The adoption of SFAS No. 140 did not affect reported results.

     SFAS No. 141, "Business Combinations", became effective for Oncor on July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

     SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for Oncor on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units and the discontinuance of goodwill amortization.

     In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments, if any, will be recorded in operations.

     SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for Oncor on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for Oncor on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

     For standards not yet adopted, Oncor is evaluating the potential impact on its financial position and results of operations.

3.  REGULATIONS, RATES AND RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN
    TEXAS

     1999 RESTRUCTURING LEGISLATION -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

o provided that by January 1, 2002, each electric utility had to unbundle its business into the following units: a power generation company, a REP and a T&D company or separate T&D companies;

o authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;

o provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

o provides for a true-up in 2004 of stranded costs based on market determinations;* and

o provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below. *


-------------
*The application of these provisions to US Holdings will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan below.

     REGULATORY SETTLEMENT PLAN -- On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing lawsuits and regulatory proceedings that are principally related to deregulation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, a coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new REP for the state. The settlement plan does not remove regulatory oversight of Oncor's business. The settlement plan must be approved by the Commission, which has held a hearing and has received briefs from the parties. A decision could be made as early as April 18, 2002. While Oncor is unable to predict the outcome of these proceedings, under the Business Separation Agreement, TXU Energy has agreed to hold Oncor harmless from the results of any disallowance of generation-related items, such as securitization of regulatory assets, stranded costs and fuel reconciliation. Oncor does not believe that its net financial results will be materially affected if the settlement plan is not approved.

     The major terms of the settlement plan relating to Oncor are:

o Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items. Oncor's sole responsibility with respect to those matters will be to act as collection or disbursement agent, and Oncor has no rights or obligations with respect to any such amounts collected or refunded.

o Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to monetize and recover generation-related regulatory assets. The settlement provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement resolves all issues related to generation-related regulatory assets and liabilities.

o Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of pending lawsuits and regulatory proceedings.

     IMPLEMENTATION OF THE 1999 RESTRUCTURING LEGISLATION -- As noted in the appropriate sections of the following discussion, the settlement plan filed with the Commission by US Holdings, if adopted, will result in final determination concerning certain provisions of the legislation. If the settlement plan is not approved, certain other proceedings discussed below will not be resolved.

     Transmission and Distribution Rates -- All REPs operating in Oncor's certificated service area, including TXU Energy, pay the same rates and other charges for distribution services. All other distribution companies in ERCOT pay Oncor the same rates and other charges for transmission services. Oncor's distribution rates are based on amounts of energy delivered. Transmission rates are "postage stamp" rates that do not vary with the distance of energy transmitted. The transmission and distribution rates that are in effect as of January 1, 2002 for Oncor are based upon the resolution of US Holdings' rate case brought before the Commission, which is discussed below.

     Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, US Holdings' earnings of $170 million in 1998 and $52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' and TXU SESCO's earnings in excess of the regulatory earnings cap of $92 million in 1999, $310 million in 2000 and $40 million in 2001 were recorded as a reduction of US Holdings' and TXU SESCO's revenues, with a corresponding regulatory liability recorded.

     On June 4, 2001, the Commission issued an interim order that addressed Oncor's charges for T&D service when retail competition would begin. Among other things, that interim order and subsequent final order issued on October 3, 2001 required Oncor to refund through reduced rates (which will necessitate a corresponding reimbursement from TXU Energy), over the period from 2002-2008, both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the Commission to vacate the portions of its orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court of Texas denied the petition. The Commission's decision continues to be under appeal to the Travis County, Texas District Court.

     Stranded Cost Recovery (see Regulatory Settlement Plan above) -- In October 1999, US Holdings filed an application with the Commission for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payment in the form of a non-bypassable charge from retail customers. On May 1, 2000, the Commission signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the Commission's financing order, affirmed other aspects of the Commission's financing order, and ordered the case remanded to the Commission for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow Oncor to issue transition bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the Commission for determination of the final amount of permitted securitization. The Commission has begun the remand proceeding (Docket No. 24892). Oncor cannot predict when it will be completed, but is prepared to move quickly in connection with the issuance of transition bonds once a final financing order is issued by the Commission. If the regulatory settlement plan described above is approved by the Commission, issues involving securitization will be resolved.

     As noted above, the principal and interest on the transition bonds would be secured by payments from retail consumers designed to enable recovery of generation-related regulatory assets and other qualified costs. These regulatory assets have a carrying value of approximately $1.84 billion. Once transition bonds are issued, the full amount of the regulatory assets will be amortized to expense by Oncor over the life of the transition bonds. Any amount of the $1.84 billion which is in excess of the cash flows from transition bonds will be expensed at the time such shortfall, if any, is determined.

     OPEN-ACCESS TRANSMISSION -- At the federal level, Federal Energy
Regulatory Commission (FERC) Order No. 888 requires all FERC-jurisdictional electric public utilities to offer third parties wholesale transmission services under an open-access tariff.

     On January 3, 2002, the Supreme Court of Texas issued a mandate affirming the judgment of the Court of Appeals that held that the pricing provisions of the Commission's open access wholesale transmission rules, which had mandated the use of a particular rate setting methodology, were invalid because they exceeded the statutory authority of the Commission. On January 10, 2002, Reliant Energy Incorporated and the City Public Service Board of San Antonio each filed lawsuits in the Travis County, Texas District Court against the Commission and each of the entities to whom they had made payments for transmission service under the invalidated pricing rules for the period January 1, 1997 through August 31, 1999, seeking declaratory orders that, as a result of the application of the invalid pricing rules, the defendants owe unspecified amounts. US Holdings and TXU SESCO are named defendants in both suits. Oncor is unable to predict the outcome of this litigation.

4.   SHORT-TERM FINANCING

     Oncor is provided short-term financing by TXU or affiliated companies. Oncor had short-term advances from affiliates of $108 million and $842 million as of December 31, 2001 and 2000, respectively. Average short-term borrowings outstanding from affiliates were $475 million and $859 million during 2001 and 2000, respectively. Weighted average interest rates on advances were 3.08% and 7.36% on December 31, 2001 and 2000, respectively.

5.   LONG-TERM DEBT

     Long-term debt represents the portion of US Holdings' debt outstanding during the periods that was allocated to Oncor. Interest expense on the allocated debt reflects interest associated with the historical debt of US Holdings supporting the T&D business, primarily using a blend of prevailing short-term and long-term weighted-average interest rates.


                                                                                                  DECEMBER 31,
                                                                                              2001         2000
                                                                                              ----         ----
First Mortgage Bonds:
     Fixed rate (6.25% to 8.875% due 2002 to 2025)..........................                 $1,978      $2,251
     Variable rate (2.47% due 2003).........................................                    400         575
Long-term advances from affiliates..........................................                  1,200           -
Other.......................................................................                     74         143
                                                                                           --------   ---------
             Total long-term debt...........................................                  3,652       2,969
Less amounts due currently..................................................                    370         217
                                                                                              -----    --------
             Total long-term debt, less amounts due currently...............                 $3,282      $2,752
                                                                                             ======      ======

     US Holdings' first mortgage bonds are secured by a mortgage with a major financial institution. Upon transfer of US Holdings' T&D assets to Oncor, Oncor assumed US Holdings' mortgage and the first mortgage bonds outstanding thereunder.

     At December 31, 2001, $1.2 billion of advances from affiliates have been classified as long-term debt because Oncor currently anticipates refinancing these borrowings with long-term debt to be issued during 2002. Oncor has no obligation to repay and does not anticipate repayment of these advances within 12 months should the refinancing not occur. The interest rate on long-term advances from affiliates was 3.08% as of December 31, 2001.

     Sinking fund and maturity requirements for the years 2002 through 2006 under long-term debt instruments outstanding at December 31, 2001 were as follows:

                2002.....................................           $370
                2003.....................................            704
                2004.....................................            220
                2005.....................................             92
                2006.....................................              -

6.   SHAREHOLDER'S EQUITY

     Oncor was formed as a Texas corporation in November 2001. As of December 31, 2001, Oncor had 100 million shares of no par value common stock authorized, and 1,000 shares of common stock issued and outstanding.

     As part of its restructuring, US Holdings determined that the initial capitalization of Oncor at January 1, 2002 should consist of approximately 40% shareholder's equity and 60% debt (total debt and advances from affiliates) to match the capital structure upon which the T&D rates approved by the Commission are based. Accordingly, $396 million of advances from affiliates were converted to capital during 2001.

7.   INCOME TAXES

     The components of income tax expense are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                   2001        2000        1999
                                                                                   ----        ----        ----
Charged (credited) to operating expenses:
    Current:
         Federal.........................................                       $   83        $ 135        $ (38)
         State...........................................                            1            7            1
                                                                                ------       ------       ------
                  Total..................................                           84          142          (37)
                                                                                ------       ------       ------
    Deferred:
         Federal
             Depreciation differences and capitalized construction costs            14           19           71
             Other.......................................                           25          (38)          71
                                                                                ------      -------       ------
                  Total..................................                           39          (19)         142
                                                                                ------      -------       ------
    Investment tax credits...............................                           (5)          (5)          (5)
                                                                                ------      -------       ------
                  Total to operating expenses............                          118          118          100
                                                                                ------      -------       ------
Charged to other income (deductions):
         Current - Federal...............................                            1            2            6
                                                                                ------      -------       ------
                       Total ............................                         $119        $ 120        $ 106
                                                                                  ====        =====        =====


    Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  2001         2000       1999
                                                                                  ----         ----       ----
Income before income taxes...............................                         $347        $ 346       $  329
                                                                                  ====        =====       ======

Income taxes at the US federal statutory rate of 35%.....                         $121        $ 121       $  115
      Amortization of investment tax credits.............                           (5)          (5)          (5)
      Other..............................................                            3            4           (4)
                                                                                 -----       ------     --------
Income tax expense.......................................                         $119        $ 120        $ 106
                                                                                  ====        =====        =====

Effective tax rate.......................................                           34%          35%          32%



The components of Oncor's deferred tax assets and deferred tax liabilities are as follows:

                                                                          DECEMBER 31,
                                                 ----------------------------------------------------------------------

                                                               2001                             2000
                                                 -----------------------------------  --------------------------------

                                                   TOTAL    CURRENT      NONCURRENT        TOTAL      CURRENT   NONCURRENT
                                                   -----    -------      ----------        -----      -------   ----------
DEFERRED TAX ASSETS
    Alternative minimum tax...............       $    76     $    -     $    76         $  105     $     -     $  105
    Employee benefits....................             74          -          74             66           -         66
    Deferred benefits of state income taxes           10          -          10             50           -         50
    Regulatory liability..................           124          -         124            141           -        141
    Other.................................            99         15          84            102          14         88
                                                 ---------  -------     ---------      --------    --------   -------
          Total deferred tax assets......            383         15         368            464          14        450
                                                 -------     ------     -------        -------     -------    -------
DEFERRED TAX LIABILITIES
    Depreciation differences and capitalized
        construction costs................           832          -         832            850           -        850
    Securitizable regulatory assets.......           633          -         633            559           -        559
    Deferred state income taxes...........            18          -          18             96           -         96
    Other.................................           100         11          89             74          12         62
                                                 ----------  ------     ---------      ---------    ------     ------
          Total deferred tax liability....         1,583         11       1,572          1,579          12      1,567
                                                 -------     ------     -------        -------      ------    -------
    NET DEFERRED TAX (ASSET) LIABILITY ...        $1,200    $    (4)     $1,204         $1,115     $    (2)    $1,117
                                                  ======    =======      ======         ======     =======     ======



                                                                          DECEMBER 31,
                                                 ----------------------------------------------------------------------

                                                               2001                             2000
                                                 -----------------------------------  --------------------------------
                                                    Net        Net         Net          NET           Net          Net
                                                  Current    Current    Noncurrent    Current       Current     Noncurrent
                                                   Asset    Liability   Liability      Asset       Liability    Liability
                                                  -----     ---------   ----------    -------      ---------    ----------
  Summary of Deferred Income Taxes
    US Federal............................       $    4       $   -       $1,192          $  -       $   2      $1,026
    State.................................            -           -           12             4           -          91
                                                  -----       -----     --------       -------        ----    --------
         Total............................       $    4        $  -       $1,204        $    4       $   2      $1,117
                                                 ======        ====       ======        ======       =====      ======


     At December 31, 2001, Oncor had approximately $76 million of alternative minimum tax credit carryforwards available to offset future tax payments.

     Oncor's income tax returns are subject to audit by applicable tax authorities. The IRS is currently examining the returns of TXU and its subsidiaries for the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any audits.

8.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Oncor is a participating employer in the TXU Retirement Plan (Retirement
Plan), a defined benefit pension plan sponsored by TXU. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings. At December 31, 2001, the fair value of Retirement Plan assets was $3.3 billion and the total of pension obligations, including net actuarial losses, was $3.0 billion, discounted at 7.5%.

     All eligible employees hired after January 1, 2002 will participate under the cash balance formula. Certain employees who, prior to January 1, 2002, participated under the traditional defined benefit formula, continue their participation under that formula. Under the cash balance formula, future increases in earnings will not apply to prior service costs. It is TXU's policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations. Such contributions, when made, are intended to provide not only for benefits attributed to service to date, but also those expected to be earned in the future.

     The allocated net periodic pension cost (benefit) applicable to Oncor was $(14) million for 2001, $(15) million for 2000 and $8 million for 1999. Estimated accrued pension cost applicable to Oncor as of December 31, 2001 and 2000 was $25 million and $41 million, respectively. Contributions were $1 million, $1 million and $14 million in 2001, 2000 and 1999, respectively.

     In addition, Oncor's employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of employee contributions up to 6% of compensation for employees who participate under the cash balance formula of the Retirement Plan, and 75% of employee contributions up to 6% of compensation for employees who participate under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU common stock. Contributions to the Thrift Plan by TXU aggregated $16 million for 2001 and $15 million for 2000 and 1999.

     In addition to the Retirement Plan and the Thrift Plan, Oncor participates with TXU and certain other affiliated subsidiaries of TXU to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from TXU. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service. The estimated net periodic postretirement benefit cost related to Oncor for these plans was $27 million in 2001, $27 million in 2000 and $44 million in 1999. Estimated accrued postretirement benefits obligations as of December 31, 2001 and 2000 were $115 million and $108 million, respectively. Contributions paid by Oncor to fund postretirement benefits other than pensions were $20 million, $19 million and $21 million in 2001, 2000 and 1999, respectively. At December 31, 2001, the fair value of assets of the TXU plan was $190 million, and the total of benefit obligations, including net actuarial gains and losses, was $506 million.

     The liabilities for accrued pension cost and accrued postretirement benefits cost were based on estimates of retired employees by company. The estimated liabilities for accrued pension cost and accrued postretirement benefits cost recorded may be subject to revision based on final actuarial determinations, resulting in an increase or decrease in advances to or from affiliates.

9.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and related estimated fair values of Oncor's significant financial instruments as of December 31, 2001 were as follows:

                                                                          DECEMBER 31, 2001       DECEMBER 31, 2000
                                                                       ---------------------   ---------------------
                                                                        CARRYING      FAIR      CARRYING     FAIR
                                                                         AMOUNT       VALUE     AMOUNT       VALUE
                                                                         ------       -----     ------       -----
 On balance sheet liabilities:
     Long-term debt (including current maturities)................        $3,652      $3,682    $2,969      $2,991


      The fair values of long-term debt are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The carrying amounts for financial assets and liabilities classified as current approximate fair value due to the short maturity of such instruments.

10.   COMMITMENTS AND CONTINGENCIES

      Leases -- Oncor has entered into operating leases covering various facilities and properties including transportation equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2001, 2000 and 1999 were $15 million, $16 million and $15 million, respectively.

      Future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2001, were as follows:


     YEAR
     ----
     2002..................................................   $    4
     2003..................................................        4
     2004..................................................        3
     2005..................................................        3
     2006..................................................        3
     Thereafter............................................       15
                                                                ----
          Total future minimum lease payments..............      $32
                                                                 ===

     Subsequent to December 31, 2001, Oncor entered into a twelve-year operating lease agreement for office facilities effective August 1, 2002. Minimum lease commitments under this agreement are $1 million beginning in 2004, $3 million each year in 2005 and 2006, and $22 million thereafter.

     Legal Proceedings -- On November 21, 2000, the City of Denton, Texas and other Texas cities filed suit in the 134th Judicial District Court of Dallas County, Texas against US Holdings, TXU Gas Company and TXU. The petition alleges claims for breach of contract, negligent representation, fraudulent inducement of contract, breach of duty of good faith and fair dealing and unjust enrichment related to the defendants' alleged exclusion of certain revenues from the cities' franchise fee base. Oncor assumed the obligations of US Holdings in connection with this lawsuit pursuant to the Business Separation Agreement. No specified damages have been alleged. On January 31, 2002, US Holdings, TXU Gas Company and TXU entered into a Memorandum of Understanding with the plaintiffs to settle this lawsuit, subject to the execution of a definitive settlement agreement. Oncor believes the allegations in this suit are without merit and intends to vigorously defend this suit if no settlement is reached, and management does not believe the ultimate resolution of this suit will have a material effect on Oncor's financial position, results of operations or cash flows.

     General -- Oncor is involved in various other legal and administrative proceedings, the ultimate resolution of which, in the opinion of management, should not have a material effect upon its financial position, results of operations or cash flows.

11.  SUPPLEMENTARY FINANCIAL INFORMATION

     Credit Risk -- Credit risk relates to the risk of loss that Oncor would incur as a result of nonpayment by its customers. Following deregulation, Oncor's customers consist primarily of REPs. As a requisite for obtaining and maintaining certification, a REP must meet the financial resource standards established by the Commission. REP certificates granted by the Commission are subject to suspension and revocation for significant violation of the Public Utility Regulatory Act and Commission rules. Significant violations include failure to timely remit payments for invoiced charges to a T&D utility pursuant to the terms of tariffs adopted by the Commission. Additionally, the Commission's ratemaking policies and practices permit recovery of annual bad debt charge-offs through approved tariffs. Since most of the T&D services provided and invoiced by Oncor are to its affiliated REPs, a material loss to Oncor arising from nonpayment by its customers is considered unlikely.

     Accounts Receivable -- At December 31, 2001 and 2000, accounts receivable are stated net of uncollectible accounts of $4 million and $2 million, respectively.

     Sale of Receivables -- Prior to January 1, 2002, US Holdings and TXU Gas Company sold certain customer accounts receivable to a wholly-owned, bankruptcy-remote unconsolidated subsidiary of TXU Corp. (TXU Receivables Company), which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the facility was amended to add TXU Energy Retail Company LP, TXU SESCO Energy Services Company and Oncor as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2001, Oncor's portion of US Holdings' receivables sold to TXU Receivables Company then outstanding under the program was $231 million. The receivables were sold in exchange for cash of $125 million and $104 million in subordinated notes issued to the originators, with $2 million representing costs of the program since inception in August 2001. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. As of December 31, 2000, Oncor's portion of US Holdings' receivables sold under a prior facility was $110 million. The subordinated notes receivable from TXU Receivables Company are included in accounts receivables in the consolidated balance sheet.

     Property, Plant and Equipment--
                                                               DECEMBER 31,
                                                        ------------------------
                                                          2001         2000
                                                          ----         ----
Transmission....................................        $1,982       $1,771
Distribution....................................         6,138        5,831
Other...........................................           433          370
                                                         -----        -----
        Total...................................         8,553        7,972
Less accumulated depreciation...................         2,922        2,704
                                                        ------       ------
        Net of accumulated depreciation.........         5,631        5,268
Construction work in progress...................           149          155
Property held for future use....................            22           22
                                                         -----        -----
        Net property, plant and equipment.......        $5,802       $5,445
                                                        ======       ======

     Capitalized software costs of $131 million at December 31, 2001 are included in other property, plant and equipment. Amortization expense of $7 million and $12 million related to software costs was recorded in 2001 and 2000, respectively.

     Affiliate Transactions -- In addition to the accounts receivable program with TXU Receivables Company, Oncor enters into transactions with TXU and other affiliates. Interest expense related to advances from TXU and other affiliates was $40 million, $54 million and $43 million for 2001, 2000 and 1999, respectively. TXU, through an affiliate, billed Oncor $197 million, $176 million and $170 million for 2001, 2000 and 1999, respectively, for financial, accounting, information technology, environmental, procurement and personnel services and other administrative services at cost. Also, Oncor billed a net of $43 million, $74 million, and $94 million for 2001, 2000, and 1999, respectively, to TXU and other affiliates primarily for employee services and other administrative services at cost.

     Based on the Business Separation Agreement, Oncor has receivables due from TXU Energy arising from the restructuring of US Holdings to form Oncor and TXU Energy as follows (see Note 1):

o Mitigation - Under the terms of the settlement plan discussed in Note 3, Oncor will implement an excess mitigation credit of $350 million with interest, to be returned to REPs, including TXU Energy, over a two-year period beginning January 1, 2002. TXU Energy will reimburse Oncor for the credit and related interest. Oncor's financial statements reflect the $350 million due from TXU Energy and a regulatory liability for the excess mitigation credit.

o Securitization - Under the terms of the settlement plan, Oncor will issue securitization bonds of $1.3 billion. The incremental income taxes Oncor will pay on the revenue associated with the non-bypassable charge to customers related to the bonds will be reimbursed by TXU Energy. Therefore, Oncor's financial statements reflect a $437 million receivable from TXU Energy that will be extinguished as Oncor pays the related income taxes.

     Supplemental Cash Flow Information--
                                                      YEAR ENDED DECEMBER 31
                                                  2001      2000         1999
                                                  ----      ----         ----
Cash payments/(refunds):
     Interest (net of AFUDC)..................   $261       $251         $282
     Income taxes.............................     33        125          (33)
Non-cash financing activities:
   Conversion of advances to capital .........    396          -            -
   Non-cash advances from affiliates .........   (101)        47          113

      Regulatory Assets and Liabilities -- Oncor's regulatory assets (liabilities) consist of those transferred from TXU Energy related to generation operations and those arising from its T&D operations.


                                                                                DECEMBER 31,
                                                                           -------------------
                                                                            2001           2000
                                                                            ----           ----
 Under-recovered fuel...................................                  $    -           $  852
 Mitigation.............................................                    (350)            (396)
 Investment tax credit related and protected excess deferred taxes             -             (250)
 Other..................................................                       -               49
                                                                          ------           ------
      Total generation-related..........................                    (350)             255
                                                                          ------           ------

 Subject to securitization..............................                   1,841            1,865
                                                                          ------           ------

 Securities reacquisition costs ........................                     116              128
 Other..................................................                      (2)              18
                                                                          ------           ------
          Total T&D-related.............................                     114              146
                                                                         -------           ------

      Net regulatory assets.............................                  $1,605           $2,266
                                                                          ======           ======


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

23       Consent of Deloitte & Touche LLP

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 TXU US HOLDINGS COMPANY




                                             By /s/ Biggs C. Porter
                                               ---------------------------------
                                                    Biggs C. Porter
                                                    Vice President,
                                                    Principal Accounting Officer



Date:  April 17, 2002

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.     Name
----------      ----

    23          Consent of Independent Auditors for US Holdings